Exhibit 5.1

CHAMBERLAIN, HRDLICKA, WHITE, WILLIAMS & MARTIN

A PARTNERSHIP OF PROFESSIONAL CORPORATIONS

Attorneys at Law

1200 SMITH STREET, SUITE 1400

HOUSTON, TEXAS 77002-4496

HOUSTON
ATLANTA

(713) 658-1818     (800) 342-5829
(713) 658-2553 (FAX)
chwwm@chamberlainlaw.com

December 30, 2005

Geokinetics Inc.
One Riverway, Suite 2100
Houston, Texas 77056

Re:    Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Geokinetics Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Selling Shareholders named in the Registration Statement of up to 25,670,000 shares of common stock, and up to 2,741,050 shares that may be issued on the exercise of warrants (collectively, the “Shares”).

In connection with the preparation and filing of the Registration Statement, we have reviewed the Company’s Articles of Incorporation, Bylaws, Securities Purchase Agreement, Registration Rights Agreement, and such other documents and matters as we have deemed necessary to the rendering of the opinion contained herein. We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

We have assumed that with respect to any Shares to be issued upon the exercise of warrants, the Company will receive the specified consideration for the Shares as set forth in such warrants and any other agreements pursuant to which said warrants were issued.

Subject to the foregoing, it is our opinion that such of the Shares as have been issued have been duly authorized and are validly issued, fully paid and nonassessable, and such of the Shares as are issuable in the future have been duly authorized and will be validly issued, fully paid and nonassessable when issued pursuant to the terms of the warrants and other agreements pursuant to which such Shares are issuable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares. Our opinion is given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise upon any change in law, facts or circumstances, occurring after the date hereof except in any additional or supplemental opinions that we may render with respect to the Selling Shareholder Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm under the heading “Legal Matters” in the prospectus contained within the Registration Statement.

Very truly yours,
CHAMBERLAIN, HRDLICKA, WHITE, WILLIAMS & MARTIN